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IMMEDIATE RELEASE

Contact: Kimberly A. Welch, 248-354-1916

Federal-Mogul Reaches Agreement in Principle with all Major U.S.
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 Creditor Constituencies
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     Southfield, Michigan, January 31, 2003Federal-Mogul Corporation (OTC
Bulletin Board:FDMLQ) today announced it has reached an agreement in principle with its major U.S. creditor constituencies to the terms of a consensual plan of reorganization. The Official Committee of Unsecured Creditors, the Official Committee of Asbestos Claimants, the Steering Committee of Pre-Petition Lenders, Icahn Associates (holder of a significant portion of the company's debt securities) and the Futures Representative have all agreed to the principal terms of a plan to reorganize the Company and emerge from Chapter 11 free of asbestos liabilities, with a de-leveraged balance sheet and a much stronger company. The agreement in principle is subject to Bankruptcy Court approval and certain other terms and conditions.

     The company and its U.S. creditor constituencies expect to file a joint consensual plan of reorganization with the U.S. Bankruptcy Court by the end of the company's current exclusivity period in early March 2003. The agreement in principle contemplates, among other things, that noteholders and asbestos claimants will convert all claims, which total in the billions, into equity in the reorganized company. Specifically, 49.9% of the new common stock will be distributed to noteholders and 50.1% will be distributed to a trust established pursuant to Section 524(g) of the Bankruptcy Code for the benefit of existing and future asbestos claimants. U.S. trade creditors are expected to receive one or more cash distributions under the plan. The approximately $1.6 billion in claims of the Pre-Petition Senior Secured Lenders will be restructured into a combination of 6.5-year maturity Senior Secured Term Loans and 11-year maturity Junior Secured PIK Notes.

     Federal-Mogul Chairman and Chief Executive Officer Frank Macher said: "We are very pleased to announce that we reached this important agreement and expect that we will emerge from Chapter 11 later this year with a much stronger balance sheet and with a full resolution of the company's asbestos liability issues. This agreement, combined with our recently announced letter of intent to acquire Honeywell's Bendix friction materials business, should position the company to be an even stronger and more competitive global supplier to the automotive industry. The plan will eliminate over $2.5 billion of interest-bearing indebtedness, remove the taint of asbestos liabilities from the company, and give customers, suppliers and

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other stakeholders the confidence they need in the long-term health and success of Federal-Mogul."

     Federal-Mogul is a global supplier of automotive components and sub-systems serving the world's original equipment manufacturers and the aftermarket. The company utilizes its engineering and materials expertise, proprietary technology, manufacturing skill, distribution flexibility and marketing power to deliver products, brands and services of value to its customers. Federal-Mogul is focused on the globalization of its teams, products and processes to bring greater opportunities for its customers and employees, and value to its constituents. Headquartered in Southfield, Michigan, Federal-Mogul was founded in Detroit in 1899 and today employs 49,000 people in 24 countries. For more information on Federal-Mogul, visit the company's web site at http://www.federal-mogul.com.

This release contains forward-looking statements as defined in Section 21E of the Securities Exchange Act of 1934, including statements about future business operations, financial performance and market conditions. Such forward-looking statements involve risks and uncertainties inherent in business forecasts as further described in our filings under the Securities Exchange Act.